Exhibit (a)(5)(D)

321 SOUTH BOSTON AVENUE, SUITE 1000

TULSA, OKLAHOMA 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES FINAL RESULTS OF ITS TENDER OFFER

TULSA, OK — (BUSINESS WIRE) — February 15, 2019 — Midstates Petroleum Company, Inc. (“Midstates” or the “Company”) (NYSE: MPO) announced today the final results of its tender offer to purchase for cash up to 5,000,000 shares of its common stock (the “shares”) at a price of $10.00 per share, which expired at 5:00 p.m., New York City time, on Tuesday, February 12, 2019.

Midstates has accepted for purchase 5,000,000 shares of its common stock at a purchase price of $10.00 per share, for an aggregate purchase price of approximately $50 million, excluding fees and expenses relating to the offer.

Based on the final tabulation by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, 18,718,599 shares of the common stock were properly tendered and neither withdrawn nor tendered conditionally by stockholders with conditions that were not met. Midstates has been informed by the depositary that the final proration factor for the tender offer is approximately 26.7%. The shares acquired represented approximately 19.7% of the Company’s outstanding shares as of January 14, 2019.

The depositary will promptly issue payment for the shares validly tendered and accepted for purchase and will return all other shares tendered.

Midstates may, in the future, decide to purchase additional shares in the open market subject to market conditions and private transactions, tender offers or otherwise subject to applicable law.  Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the offer.  Whether Midstates makes additional repurchases in the future will depend on many factors, including but not limited to its business and financial performance, the business and market conditions at the time, including the price of the shares, and other factors Midstates considers relevant.

D. F. King & Co., Inc. acted as the information agent for the tender offer. BofA Merrill Lynch acted as the dealer manager for the tender offer.

Important Information About the Tender Offer

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock.  The offer was made solely pursuant to the Offer to Purchase and the related Letter of Transmittal, as they may be amended or supplemented. Stockholders and investors are urged to read the Company’s tender offer statement on Schedule TO, which includes as exhibits the Offer to Purchase, the related Letter of Transmittal and other offer materials, as well as any amendments or supplements to the Schedule TO when they become available, because they contain important information. Each of these documents has been filed with the SEC, and investors may obtain them for free from the SEC at its website (www.sec.gov) or from D.F. King & Co., the information agent for the tender offer, by telephone at: (800) 591-6313 (toll-free), by email at: mpo@dfking.com or in writing to: D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005; or from BofA Merrill Lynch, the dealer manager for the tender offer, by telephone at: (888) 803-9655.

Forward-Looking Statements and Additional Disclosure

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Midstates expects, believes or anticipates will or may occur in the future are forward-looking statements.  Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Midstates believes that these statements are based on reasonable assumptions, but such assumptions may prove to be inaccurate.  Such statements are also subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Midstates, which may cause Midstates’ actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to, among other things, the Company’s ability to consummate the tender offer. Please read the Company’s filings with the SEC, including “Risk Factors” in its Annual Report on Form 10-K, and if applicable, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements.  All forward-looking statements speak only as of the date of this press release.  All forward-looking statements in this press release are qualified in their entirety by these cautionary statements.  Midstates undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. The Company’s operations are currently focused on oilfields in the Mississippian Lime play in Oklahoma.

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Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-4614

Jason.McGlynn@midstatespetroleum.com